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                                                                    EXHIBIT 99.1


                         (HEALTHCARE REALTY TRUST LOGO)

                           N E W S   R E L E A S E
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  Contact:     Gabrielle M. Andres, Corporate Communications, (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                             FIRST QUARTER DIVIDEND


         NASHVILLE, Tennessee, April 25, 2006 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended March 31, 2006. This dividend, in the amount of $0.66 per share, is payable on June 1, 2006 to shareholders of record on May 15, 2006. At this rate, the quarterly dividend approximates an annualized dividend payment of $2.64 per share.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of December 31, 2005, the Company had investments of approximately $2.0 billion in 249 real estate properties and mortgages. The Company's real estate portfolio was comprised of six major facility types, located in 27 states, totaling approximately 12.6 million square feet. The Company provided property management services to approximately 7.3 million square feet nationwide.


     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2005. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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